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                                                                   EXHIBIT 10.20


                               STRATEGIC AGREEMENT

         This Strategic Agreement (this "AGREEMENT") is made and entered into as of the 15th day of July, 2000 (the "EFFECTIVE DATE"), by and between Myriad Genetic Laboratories, Inc., a Delaware corporation with its principal place of business at 320 Wakara Way, Salt Lake City, Utah 84108 ("MYRIAD") and GMP|Genetics, Inc., a Delaware corporation with its principal place of business at One East Broward Boulevard, Suite 1701, Ft. Lauderdale, Florida 33301 ("GMP|GENETICS"), a subsidiary of GMP Companies, Inc., a Delaware corporation with its principal place of business at One East Broward Boulevard, Suite 1701, Ft. Lauderdale, Florida 33301 ("GMP COMPANIES"). Myriad and GMP|Genetics are each individually referred to herein as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

         WHEREAS, Myriad is engaged in the business of providing accurate and timely results for molecular diagnostic tests, including tests for breast and ovarian cancer ("BRCA1 and BRCA2") and hereditary non-polyposis colon cancer ("MLH1 and MSH2");

         WHEREAS, GMP Companies and GMP|Genetics is engaged in the business of developing and commercializing technologies for performing genetics tests and possesses gene separation ("Conversion") technology ("GMP Conversion Technology(TM)") for genetic analysis; and

         WHEREAS, the Parties desire to enter into a strategic relationship to evaluate GMP Conversion Technology(TM) in order to enhance the subsequent molecular diagnostic testing performed by Myriad.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the Parties agree as follows:

                                    AGREEMENT

1.       DEFINITIONS

         1.1 "EVALUATION PERIOD" shall mean the period commencing on the date hereof and ending 120 days following such date or upon completion of the Evaluation.

         1.2 "GMP|GENETICS CONFIDENTIAL INFORMATION" shall mean all GMP|Genetics proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulae, technology, designs, drawings engineering, hardware configuration information, marketing, finances or other business information disclosed to Myriad either directly or indirectly in writing, or by drawings or observations of parts, equipment or processes, or, if disclosed orally, confirmed in writing within 30 days of disclosure.

         1.3 "MYRIAD CONFIDENTIAL INFORMATION" shall mean all Myriad proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulae, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to GMP|Genetics either directly or indirectly in writing, or by drawings or observations of parts, equipment or processes, or, if disclosed orally, confirmed in writing within 30 days of disclosure.

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2.       VALIDATION AND RESEARCH COLLABORATION

         2.1 GENERAL. It is the intention of the Parties to conduct a series of studies and experiments for the purposes of: (i) ensuring that materials submitted to GMP|Genetics for Conversion are properly handled in compliance with all applicable law and governmental regulations and guidelines; (ii) determining the effectiveness of the use of GMP Conversion Technology(TM) in combination with the genetic tests performed by Myriad; (iii) determining the commercial feasibility of a combination Myriad/GMP|Genetics testing service, including cost and turnaround time(the "Evaluation").

         2.2 RESEARCH SAMPLES. GMP|Genetics shall notify Myriad in writing of the date (the "INITIAL ACCEPTANCE DATE") on which the laboratory at which the Conversion shall be performed (the "GMP|GENETICS Laboratory") will be ready to accept samples. The notice referred to in the immediately preceding sentence shall be given not later than fifteen (15) days prior to the Initial Acceptance Date. GMP|Genetics shall initially send to Myriad, thirty (30) specimens for full sequence analysis ("INITIAL EVALUATION"). Each specimen shall consist of a triplet: an unconverted specimen, a converted (paternal) and a converted (maternal) specimen. Myriad will perform subsequent sequencing on each of these triplet specimens. Myriad will provide GMP with copies of all test results and reports.

         2.3 QUALITY ASSURANCE AND AUTOMATION VALIDATION. During the Evaluation Period, and upon mutual agreement of the Parties, each Party will have the right to visit the facilities of the other Party to review the laboratory's facilities and procedures in place for ensuring that specimens are being handled in compliance with all applicable law and governmental regulations and guidelines and applicable quality control standards. In addition, the Parties shall meet from time to time to review Evaluation results and operating procedures and discuss matters of common concern related to the tests and processes to be employed by the respective Parties. The Parties acknowledge that it is of utmost importance to ensure that the highest standards are adhered to in the handling of the samples and the performance of the Conversion and subsequent genetic testing.

         2.4 CONTEMPLATED SPECIMENS. It is contemplated that the types of specimens that will be sent by Myriad to GMP|Genetics for Conversion processing during the Evaluation Period will include anonymous research specimens from high risk families that do not yet have any apparent mutations in the coding region of the genes.

         2.5 PRICING AND PAYMENT TERMS DURING EVALUATION PERIOD. Following successful completion of the Initial Evaluation and upon mutual agreement, Myriad and GMP|Genetics will evaluate the commercial feasibility on an additional seventy (70) individual DNA samples, which will be converted by GMP|Genetics and sequenced by Myriad. Myriad will pay Three Hundred Dollars ($300.00) to GMP|Genetics for the conversion of each of these samples. GMP|Genetics will submit a monthly invoice to Myriad showing the number of Conversions performed and the amount due to GMP|Genetics. The invoiced amount will be due and payable within thirty (30) days of the date of the invoice. Late charges on past due invoices may be assessed at a rate of one and one-half percent per month. GMP|Genetics shall have the right to cease performance of services hereunder in the event Myriad has not paid an overdue invoice; provided, however, that GMP|Genetics shall not be entitled to cease performance if Myriad's failure to pay an overdue invoice is due to a good faith dispute between the parties concerning the content or calculation of any invoice.

During the term of this agreement, Myriad agrees to accept approximately 100 additional DNA samples from a Johns Hopkins research study for MLH1 and MSH2 testing analysis which have been previously


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submitted to GMP|Genetics for Conversion. Myriad agrees to charge the researcher
$650 for each such analysis.

         2.6 INTELLECTUAL PROPERTY MATTERS. Any Intellectual Property resulting from defined research study and which is invented jointly by both Parties will be jointly owned by the Parties.

         2.7 CONFIDENTIALITY.

             2.7.1 MYRIAD OBLIGATIONS. Myriad shall maintain in strict confidence all GMP|Genetics Confidential Information and the Evaluation data and results to the same extent and in the same manner Myriad maintains its own confidential information and shall not use GMP|Genetics Confidential Information received from GMP|Genetics during the term of this Agreement, except as otherwise provided for in this Agreement.

             2.7.2 GMP|GENETICS OBLIGATIONS. GMP|Genetics shall maintain in strict confidence all Myriad Confidential Information and the Evaluation data and results to the same extent and in the same manner GMP|Genetics maintains its own confidential information and shall not use Myriad Confidential Information received from Myriad during the term of this Agreement, except as otherwise provided for in this Agreement.

             2.7.3 EXCEPTIONS. Non-disclosure and non-use obligations of Myriad and GMP|Genetics shall not apply to Myriad Confidential Information or GMP|Genetics Confidential Information that:

             (a) was known to the receiving Party, as shown by prior written records, or to the public prior to the disclosure by the disclosing Party; or

             (b) becomes known to the public from a source other than the receiving Party; or

             (c) is disclosed to the receiving Party by a third party having a legal right to make the disclosure;

             (d) is required by law to be disclosed.

             2.7.4 PUBLICATIONS. Except as otherwise provided in this Agreement, the Parties shall collaborate on any press releases or other publication or dissemination of information that relates to this Agreement or the relationship of the Parties, including work performed on behalf of Johns Hopkins under Paragraph 2.5. No such press releases or other publication or dissemination of information, including Evaluation data and results, shall be made without the consent of both Parties, unless advised by counsel that the same is required by applicable law or compelled by court order.

3.       LICENSE TO GMP CONVERSION TECHNOLOGY(TM); COMMERCIAL SERVICES

         3.1 OPTION GRANT. GMP|Genetics hereby grants to Myriad an option exercisable during the term of this Agreement to obtain commercial Conversion services from GMP|Genetics, and to obtain a world-wide license under GMP|Genetics' GMP Conversion Technology(TM) for research and commercial use by Myriad upon the terms specified below.

         3.2 CONVERSION SERVICES. Subject to the provisions of this Section 3 and following demonstration of acceptable quality on the part of GMP|Genetics and at Myriad's sole discretion, Myriad shall have the right to obtain from GMP|Genetics commercial Conversion services with respect


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to specimens that are to be tested by Myriad for BRCA1 and BRCA2, MLH1 and MSH2,
or other genetic tests performed by Myriad. GMP|Genetics will perform the Conversion on the samples and will return the converted samples to Myriad for subsequent sequencing pursuant to the pricing and payments terms specified below.

         3.3      PRICING AND PAYMENT TERMS.

                  3.3.1 COMMERCIAL PRICING. Following the Evaluation, Myriad and GMP/Genetics shall negotiate preferred pricing for a mutually beneficial commercial relationship.

                  3.3.2 QUARTERLY ACCOUNTING. Within sixty (60) days of the end of each three-month period following the end of the Evaluation Period, Myriad will submit to GMP|Genetics an accounting of all amounts charged by Myriad to its customers for performing genetic tests on samples which were submitted to GMP|Genetics for conversion, as well as a statement of amounts which would be due to GMP|Genetics under clause 3.3.1(ii) above, including such schedules and data as may be appropriate to support such calculation (the "QUARTERLY STATEMENT"). If the amounts due as aforesaid are greater than the amounts invoiced by GMP|Genetics under Section 3.3.1 above, Myriad shall promptly pay the excess amount to GMP|Genetics. The excess, if any, of the amounts due to GMP|Genetics as calculated in accordance with the immediately preceding sentence over the amounts invoiced pursuant to Paragraph 3.3.1 above shall be referred to herein as the "INVOICE ADJUSTMENT." GMP|Genetics and its accountants shall be entitled to review the Quarterly Statement and any working papers, trial balances and similar materials relating to the calculation of the Invoice Adjustment prepared by Myriad or its accountants. Myriad shall also provide GMP|Genetics' accountants, as approved by Myriad, with timely access, during Myriad's normal business hours, to Myriad's personnel, properties, books and records to the extent related to the preparation of the Invoice Adjustment once each year. GMP|Genetics shall not have any right to audit the books of Myriad earlier than three (3) years prior to the date on which such audit is conducted.

                  3.3.3 DISPUTES. Disputes between the Parties with respect to the determination of the Invoice Adjustment shall be resolved by arbitration in the manner set forth in
                           Section 9.2 below. The costs and expenses related to the arbitration proceeding (including reasonable attorneys' fees and costs) will be borne (a) by Myriad, if the final Invoice Adjustment as determined in the arbitration proceeding exceeds the Invoice Adjustment calculated by Myriad pursuant to Section
                           3.3.2 above by ten percent (10%) or more, or (b) by GMP|Genetics, if the final Invoice Adjustment as determined in the arbitration proceeding is less than the Invoice Adjustment calculated by myriad pursuant to Section 3.3.2 above by ten percent (10%) or more, or (c) equally by Myriad and GMP|Genetics if neither
                           (a) nor (b) of this Section 3.3.3 is applicable.

         3.4 LICENSE TERMS. In the event that Myriad elects to exercise its option to obtain a world-wide non-exclusive license from GMP|Genetics to utilize GMP Conversion Technology(TM) for its own research and commercial use, Myriad and GMP|Genetics shall negotiate in good faith the terms of such license.


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4.       COLLABORATIVE MARKETING ACTIVITIES

         4.1 MARKETING TO NIH. Myriad has entered into a Memorandum of Understanding with the National Institute of Health (the "NIH") pursuant to which Myriad performs BRCA1 and BRCA2 sequencing analyses for a preferred price to scientists that are funded by the NIH. Myriad and GMP|Genetics will jointly contact the NIH to offer Conversion services with respect to genetic testing conducted by Myriad.

         4.2 MARKETING TO OTHER THIRD PARTIES. The Parties shall further collaborate to make the Conversion services available to the research community for research purposes only.

         4.3 PRICING. In the event that the Parties successfully negotiate to sell Conversion services to any third party, Myriad will charge such Third Party for Conversion services, and will be responsible for all payments to GMP|Genetics for such Conversion services, as specified in Section 3.3.1 above.

5. NO REPRESENTATION OR WARRANTY. GMP|Genetics makes no representation or warranty with respect to the performance of cell lines it produces which are haploid for one or more human chromosomes, including their safety, effectiveness or commercial viability. GMP|GENETICS DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCTS, SERVICES AND PROCESSES PROVIDED BY IT UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT. GMP|Genetics additionally disclaims all obligations and liabilities for losses or damages, including, but not limited to, direct, indirect, special and consequential damages, attorneys' and experts' fees, and court costs arising out of or in connection with the products, services and processes provided by it under this Agreement. Myriad assumes all responsibility and liability, including claims and actions by third parties, for loss or damage claimed or caused by a cell line and/or process that, directly or indirectly, is manufactured, used or sold by Myriad in connection with this Agreement.

6. INDEMNIFICATION. a) Myriad shall defend, indemnify and hold GMP|Genetics and its successors and assigns and its and their respective officers, directors, shareholders, employees and agents harmless from and against all liability, demands, damages, expenses and losses for death, personal injury, mental or physical illness or property damage or claims as to the same arising out of or in connection with Myriad's products, services or processes arising directly or indirectly from this Agreement, except for matters for which GMP|Genetics has indemnified Myriad under paragraph b) below.

                          b) GMP|Genetics shall defend, indemnify and hold
Myriad and its successors and assigns and its and their respective officers, directors, shareholders, employees and agents harmless from and against all liability, demands, damages, expenses and losses for death, personal injury, mental or physical illness or property damage or claims as to the same proximately caused by the GMP Conversion Technology(TM) services performed under this Agreement.

7. TERM. This Agreement shall terminate one year from the Effective Date of this Agreement. This Agreement may be extended thereafter upon mutual written agreement of the Parties, subject to the right of either Party to terminate this Agreement upon ninety (90) days' written notice to the other Party. Notwithstanding the foregoing, either Party may terminate this Agreement immediately


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upon notice in the event of a breach by the other Party of this Agreement in any material respect if the same has not been cured within thirty (30) days after written notice of the breach is given.

8.       MISCELLANEOUS.

         8.1 PROMOTION OF RELATIONSHIP. During the Evaluation Period Myriad and GMP|Genetics will each separately and jointly promote and publicize the strategic relationship and purposes of this Strategic Agreement to third parties, under terms mutually agreeable to the Parties.

         8.2 NO AGENCY. It is understood and agreed that nothing in this Agreement shall be construed as authorization for either Myriad or GMP|Genetics to act as agent for the other Party to this Agreement. Myriad shall not incur any liability for any act or failure to act by employees of GMP|Genetics. GMP|Genetics shall not incur any liability for any act or failure to act by employees of Myriad.

         8.3 DISPUTE RESOLUTION. Other than with respect to matters arising under Paragraphs 3.3 and 3.4 above, any dispute, controversy or claim arising out of or relating to this Agreement shall be settled first by recourse to the Chief Executive Officers of each Party, who shall attempt in good faith to resolve any disputes between the Parties, and then, if such attempts to resolve any such dispute are unsuccessful, by arbitration under the rules of the American Arbitration Association. All awards of the arbitrators shall be final and binding on the parties and enforceable in any court of competent jurisdiction. Nothing herein shall prevent a Party from seeking injunctive relief, where appropriate, from a court of competent jurisdiction pending the outcome of any arbitration concerning the subject of such arbitration or when authorized by an arbitrator's award or when emergency relief is required.

         8.4 BRANDING. Myriad shall credit GMP|Genetics as the source of the GMP Conversion Technology(TM) in all of Myriad's promotional material and any other materials intended for distribution to any person or entity other than one of the Parties. GMP|Genetics shall credit Myriad as the source of the full sequence tests in all of GMP|Genetics' promotional material and any other materials intended for distribution to any person or entity other than one of the Parties.

         8.5 CHAIN OF CUSTODY. The Parties will work together to jointly develop procedures intended to ensure that samples are handled in compliance with all applicable law and governmental regulations and guidelines, and ensure the integrity of the results of the Conversion.

         8.6 FORCE MAJEURE. All Parties to the Agreement shall be excused from the performance of their obligations under this Agreement if such performance is prevented by Force Majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the non-performing Party takes reasonable efforts to remove the condition. For purposes of this Agreement, Force Majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law, or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm, or like catastrophe.

         8.7 AMENDMENT. This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed by all Parties.


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         8.8 NOTICES. Any notice required or permitted to be given under this
Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes if mailed by first class, certified or registered mail, postage prepaid, or if transmitted via facsimile with confirmation of successful transmission. Unless otherwise specified in writing, the mailing addresses of the parties shall be as described below:

FOR MYRIAD:                Myriad Genetic Laboratories, Inc.
                           320 Wakara Way
                           Salt Lake City, UT 84108
                           Attn:  President

FOR GMP|GENETICS:
                           GMP|Companies, Inc.
                           One East Broward Blvd., Suite 1701
                           Fort Lauderdale, FL 33301
                           Attn:  Michael Salem, M.D.
                                  Executive Vice President

         8.9 ASSIGNMENT. Neither Party may not assign its rights and obligations under this Agreement without the prior written consent of the others Party, except in connection with any merger, reorganization, or sale of all or substantially all of its assets. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Parties.

         8.11 CONSENTS NOT UNREASONABLY WITHHELD.Whenever provision is made in this Agreement for any Party to secure the consent or approval of another, that consent or approval shall not unreasonably be withheld, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

         8.12 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

         8.13 HEADINGS. The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

         8.14 SEVERANCE OF CLAUSES. All Parties agree that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed or modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

         8.15 WAIVER. The waiver of a breach hereunder may be effected only by a writing signed by the waiving Party and shall not constitute a waiver of any other breach.

         8.16 ENTIRE AGREEMENT. This Agreement and the attachments hereto and other agreements executed by the Parties or affiliates entities this even date constitute the entire agreement of the Parties relating to the subject matter and supercede any prior agreements relating to the subject matter hereof.


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         8.17 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but which together shall constitute the same instrument.

         8.18 SURVIVING RIGHTS. Termination, expiration, or cancellation of this Agreement by any Party shall not relieve the Parties of any rights or obligations accrued hereunder prior to such termination, expiration, or cancellation.

         8.19 INSURANCE. Each Party shall maintain general commercial and product liability insurance in amounts sufficient to cover reasonably anticipated claims and liability arising under or related to the subject of this Agreement.

         IN WITNESS WHEREOF, the Parties by their respective authorized officers, have executed this Agreement.

MYRIAD GENETIC LABORATORIES, INC.           GMP|GENETICS, INC.



By:                                         By:
   ---------------------------------------     --------------------------------
     Gregory C. Critchfield, M.D., M.S.,         Bart Chernow, M.D., President
     President


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